Mail Stop 6010


December 2, 2005

Mr. Jeffrey D. Gash
Executive Vice President, Chief Financial Officer and Secretary
Jaco Electronics, Inc.
145 Oser Avenue
Hauppauge, New York 11788

      Re:	Jaco Electronics, Inc.
      Form 10-K for the fiscal year ended June 30, 2005
		File No. 2-34664

Dear Mr. Gash,

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




      Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant